Exhibit 99.2

Tidewater Inc.

September 6, 2012

8:25 AM ET

Unidentified Participant:	Good morning, everyone. We’re going to keep things moving right along. Up next we have Jeff Platt, President and CEO of Tidewater. Jeff was promoted to the CEO role in June, taking over following Dean Taylor’s retirement. Jeff has been with Tidewater since 1996 and served as the Company’s COO prior to his promotion.

Please welcome Jeff Platt.

Jeff Platt:	Well, good morning, everybody. Thank you for attending here for Tidewater. We’re happy to be at Barclays and take you through the Tidewater story.

First, we’ve got to get through the Safe Harbor statement to satisfy the lawyers and I think that’s about as much time as we want to spend on that.

Key takeaways today, as Quinn and I do the presentation and walk through it, again, with Tidewater, the story begins with safety. That’s the first thing that we need to provide to our clients. It’s absolutely paramount in the industry. Certainly after Macondo, that’s been all the more underscored.

Our journey to safe operations had begun much, much earlier than that. I have a slide or two to just show you where we are in comparison with some other companies, clients of ours, as well, to show the safety programs and the effects that they have on our operations.

The tide is turning. Recently, over the last 12 months or so, when you look at the rig counts, that’s the single biggest proxy for our — the strength of our business. Our vessels do other things than supply and support drilling rigs, but when you look at the health of the drilling operations worldwide, that’s probably the single one proxy that gives you an indication of the state of our business. So, we’ll drill into that, a little bit.

And then we’ll take a look at how we’ve done historically through the peaks and valley, through the full cycle, going from a trough, up through a peak, and then back to what we think we are now, is climbing up the other side of the recent trough. We’ll give you some perspective on how the Company has performed through that and, certainly, where we are today, I think an indication of where we think this can go.

Always with Tidewater, the big — the story for us is we have the largest worldwide scope of operations worldwide. The value proposition that we provide to our clients is that whether they drill in offshore China, Australia, the Middle East, Brazil, in the US, there’s Tidewater operations nearby. And really today, the two there’s only two major oilfield offshore provinces that we don’t have Tidewater vessels working in. One is the Caspian. We have worked there recently, recently in the last couple of years, and also in the North Sea. That, traditionally, for us, has been a holding pattern for vessels. Today, we don’t have anything. As little as a year ago, we had a couple vessels, in effect, working that spot market. But other than that, there are Tidewater operations nearby and in every major oil — offshore oil province in the world.

Again, the story for us over the last seven, eight years has been the recapitalization of the fleet. My predecessor, Dean Taylor, this was his duty. He inherited a fleet of relatively old vessels, but over the last 10 years and most recently in the last five or six, we have invested heavily and today we think we have the most capable and certainly the youngest world fleet operating in our space.

And then we’ve done all that. At the same time, we have been, I think, very conservative approach. We have taken on a little bit of debt. Quinn has done a nice job with that. We have got ourselves in a shape that, quite frankly, we’ve made the reinvestments and the balance sheet is still world class, as far as we’re concerned. And certainly in our space it is the envy, I think, of most of — most of our competitors.

Talking a little bit about safety. We use the snake, holding the snake. That’s just a visual. We use that internally and externally.

Again, we’ve got 8,000 employees worldwide, about 80 different cultures and nationalities. Lots of different languages, but when you talk about holding a dangerous snake, everyone can realize that a dangerous snake looks bad and can be a bad thing if you speak English, if you speak Spanish or if you speak French.

So, we look at our operations like holding that snake. If you let it go, that snake can turn around and bite you. So, again, that’s just the visualization.

In looking at the statistics, this is going back to 2002, Tidewater is the blue rectangle. By comparison, that’s Dow Chemical, Chevron, and Exxon Mobil. Again, all of those are companies, I think, that are known for their world-class commitment to safety and their safety results.

This is a recording of total recordable incident ratios — rates per 200,000 man-hours worked. Less is better than more. You can see the whole industry, as a whole, it’s a downward trend, which is a good thing. And Tidewater, in blue again, I think we stack up very favorably.

And this is something that we have to do. It’s absolutely a must for the clients and certainly it’s the right thing to do as far as our personnel and employees are concerned.

Turning a little bit to the backdrop on the industry, and looking at rigs, this is going back to January 2004. The dark blue is the number of jackups working. The yellow is the floaters. You can see a couple of big events, recent peaks or recent near-term peaks.

In September, August-September of 2008, I believe that was right before the economic world kind of melted down, the crisis. The jackup market really took the brunt of that. That was the big dropoff in the blue right in the middle of that slide. Floaters, to a lesser extent, they slowed down a bit, but they continued to increase, and that little dropoff, I think, in 2010, that was post-Macondo. A lot of that was the work here in the Gulf of Mexico that had really slowed down. We just recently had the two-year anniversary of the Macondo accident this past April.

But since that time, you can see we’re on an upward trend in both jackups and floaters, and floaters are an all-time high and jackups, I think jackups I think we’re just about to the point of reaching what was the peak drilling back in 2008. So, we’re back at that point.

In drilling and, again, that was the peak in 2008. That’s where the dotted line is. And take a look at what the numbers look like. Again, this is coming, really, right from that chart and then also looking at the number of rigs under construction and the vessel population.

Back in July 2008, about 600 rigs actively, that’s mobile drilling rigs, working on a worldwide basis. There were about 190 rigs under construction at that time. The OSV population and, again, we’re talking PSVs, anchor handlers, tow and tow supply, taking out crew boats and tugs and the smaller stuff, but really looking at the core business. There was a little over 2,000 vessels active in that space and at that time there were 700, over 700, vessels under construction.

If you run the numbers, that gives a rig ratio, a vessel-to-rig ratio of right at 3.4. What we have seen historically, when that ratio is at or below 4, it’s typically very good news for us. It gives us the pricing power. As it gets above 4 and continues upward, then there’s a bit of an over-supply and we lose that pricing power. So, that’s just sort of a rough index.

And just to understand, if you go out and find a rig, that doesn’t mean there’s 4 boats or 3.5 boats working per rig. That’s all the pull-through for all of the other work that’s going on in the oil patch, if you will. So, that’s just a proxy for it.

Taking a look at January 2011 where we were, I think, at the bottom of the trough. We’ve seen that working rigs, about 540. Rigs under construction had dropped to 118. OSV population up to 2,600, and you can see that the vessels under construction had dropped to 367. And, again the rig ratio, vessel-to-rig ratio approaching 5.

Today, 2012, we have about 650 rigs working worldwide, a nice run-up, continue to see that increase. Rigs under construction, the order book has picked back up, just under 190 rigs. I think if you drill into that, it’s pretty split almost 50/50 between floaters and high-spec jackups, and then when you look at the floaters, it’s almost all dynamically positioned. I think there’s all but two moored rigs under construction today in the deepwater side.

So, definitely the new equipment coming in is DP, deepwater equipment, and then on jackups, it’s greater than 300 foot. It’s the higher spec equipment.

OSV population is up to about 2,800 and the OSVs are under construction, it’s ticked up over the last 12 months or actually in the last six months excuse me, year and a half, to about 428 today. And if you do the math there, you’re about 4.3. So, that’s kind of where we are, but you need to read a little bit more into those numbers.

Play a little what-if games. If the rigs continue to tick up pick a number, 725, I don’t think that’s an unrealistic expectation or a model. We’re at 650 today. There’s 188 under construction. Assuming that the ones that are being delivered, certainly on the deepwater side, don’t really displace much in the way of older equipment. There’s not a whole lot of older deepwater rigs, we feel, that are going to get pushed out of the market.

The jackups a little bit different question. Will all the new jackups be all incremental? Probably not. They’ll probably push some equipment out the back side. But, again, moving up somewhere in the area of maybe 75 more rigs from where we are today. Given that there’s 190 under construction, I think that’s a fair approximation or a fair bet.

Looking at the OSV population, dropped it to 2,550, and I’ll get to what’s modeling on that, but if we can get to that point and actually have a little bit of a drop-off in the number of OSVs, this is the rig ratio to come up to, vessel-to-rig ratio, 3.5, which we think would be, actually, a pretty good index, or a pretty good number for us, indicating that the market would be pretty healthy.

So, the question is, how do you drop the number of OSVs. And, really, it’s the story of the older vessels getting pushed out of the market. If you take a look at this, this is the kind of the histogram of vessel age profiles. Everything that’s in gold to the right, that’s newer tonnage.

The vessels in red and blue, the red are the number of OSVs that are greater than 30 years old today, and the blue are greater than 25 years old. And if you add up those two populations, there’s roughly 700, between 700 and 800 vessels, that we think that are greater than 25 years old that, in effect, some of those or a lot of those are even stacked today, but those will continue to get pushed out the back.

So, if you take that 700 and some off of the previous slide, that’s where you see the dropoff in the number of OSVs. Actually, there is still a shrinking in the overall numbers.

So, we think the new vessels coming in, there’s more than enough old vessels that will be pushed out the back side to keep the market in pretty good balance in our favor.

In trying to dimension Tidewater, where we’re at today, and, again, this is just OSVs, taking out the crew boats and the tugs, a lot of companies put their numbers together and they lump everything into it. This is just looking, again, at PSVs, anchor handlers, tow and tow supply, the meat of the business, if you will. Tidewater, in blue, we’re about 252 units today, vessels today. Our next nearest competitor is 151, and you can see how the numbers go out.

One takeaway from the slide is that number five. That’s the average number of 300 and some-odd owners. So, it’s still you have a group of market leaders, if you will, but it is still a fragmented business when you look at the total ownership and the number of vessels, worldwide. Lots of small players on a worldwide basis.

Talking a little bit about how we’ve done, through-cycle, on earnings. This is going back to fiscal 2004, which was the last trough that we think, when you take a look at the in the cycle, about $1.03 in earnings. As those rigs peaked on the rig slide, that fiscal 2009 and fiscal 2008, we got up to just under $8 a share at that time. Then, of course, the falloff. We’re going back into the trough that we’re in now. I think we’ve touched bottom and we’re absolutely starting to climb up the back side.

So, a point I’d make here, as you can see, the trough, for us, is a little over $2 a share. Previously, on the last through-cycle, it was $1.03. So, the idea being the troughs, hopefully, aren’t nearly as deep for us, and, hopefully, the upside also has some additional upside to get through that $7.90 a share.

Global strength, again, for Tidewater. We really don’t have competitors. There’s one competitor that has, I think, somewhat a close geographic stretch. Most of our competitors tend to be regionalized. We are the really only true worldwide service provider in our space and what that does or how we’ve gotten there, it’s over 50 years ago we stepped out.

Venezuela was our first step-out. Today, we’re not in Venezuela. I think everyone here knows we had a little disagreement with the President down there, but I expect at some point we’ll be back in Venezuela.

Nonetheless, it’s 50 years international experience. It’s not new to us. Operating internationally is what we do and have been doing for some time.

Unmatched scale and scope of operations. I’ll have a map to kind of show you our operations on the ground and our fleet deployment. I think you’ll have a little better feel for it when you look at that.

And, overall, we think, again, being in all of these different markets, I think, is a — it’s a way for us to have a blended portfolio, if you will. At times in the industry, you’ll get certain regions, for whatever reason, be it a political or a tax-regime change will get very hot and very good. Today, we’re seeing it more across the board, which is good.

Nonetheless, us being in and having access to all the different markets, I think, allows us to capitalize to get our assets in play in the right markets to get the best return for our shareholders.

Larger contracts, longer contracts, typically international the contracts run from one to maybe three years, some as long as four. Typically, the domestic contracts tend to be a little bit shorter. So, overall, you have a longer contract length, typically, internationally.

Better utilization again, when you’re on a term contract, in effect, your utilization is dictated by how efficient you operate your vessels. You keep the vessels maintained well, you get the right people, you have a term contract, you don’t have the dropoff at the end of the contract, if it’s coming up every 90 days or so. If you run a two-year contract, it tends to move the whole utilization up.

And higher day rates again, it allows us to play in the markets. Certain markets have more advantages to us or to the service providers at any one time. With the scope and scale of operations we have, we can move assets there to capitalize on that. And, likewise, when a market gets depressed or, maybe, some competitors come in and are operating at rates that really don’t make a lot of sense, it allows us to move the assets out. It’s a movable asset base.

And, again, when you look at who we do business for, it’s who you would expect, operating on the world stage. A solid base of national oil companies and the IOCs.

Looking at the actual footprint of where we work, we use the boots on the ground slide. These actually represent Tidewater land support personnel and resources. And the way we work, we don’t work through third-party agencies. There’s going to be a Tidewater technical team. There’s going to be a Tidewater management team, a Tidewater financial team on the ground, typically, very close to where the operations are. We think that really serves our interest very well.

Number one, you’re close to the client. A client who’s operating in East Africa, if there’s a problem, he doesn’t want to have to rely on calling somebody back in Houston to fix a problem in East Africa. We’ve got people on the ground in East Africa supporting those activities.

And secondly, I think it gets you closer to the local issues, the local politics, what’s involved, making sure you clearly understand the rules of the road with respect to laws and regulations. We’re a US company and our compliance and FCPA issues, we spend a lot of time making sure that we’re doing the right things and doing it the way that our clients need them done and the way that we have to do them as a US company.

Kind of walking around where the fleet’s deployed, and actually, the fleet deployment on a percentage this is a fair approximation for the revenue side, as well. So, our biggest business units are in sub-Sahara Africa. About 130 ships working there. That’s about 50% of the fleet.

Coming over to the Americas, 63 vessels, that’s about 25% of the fleet. Middle East and North Africa and that really runs from India up through Egypt in that swathe; that’s how we carve out that unit. We’ve got about 35 units. Just a comment, certainly our activities in Saudi, I think, over the last 12 months, we kind of stumbled a little bit, out of the block, in getting some work over there. That’s been a couple of years in the works of us getting the right organization set up over there.

We won some contracts. We had a couple hiccups getting on, but I think today that’s a growth story, a very good story, for us, and we’re knock on wood, I think we’re continuing to do well and we’ve turned the corner very much over there, very positive on that.

And then in the Far East, that runs from Australia up into China. It’s about 31 units over there, which is 12% of the fleet.

So, that kind of brings it up. One last thing I’d talk about, obviously, the Gulf of Mexico certainly has shown some real signs of picking back up from Macondo. The regulatory agencies, I think, while they aren’t making it easy, they, at least, I think, have a process in place that our clients understand. They may not agree with it. They may not like it, but there’s a process that at least is allowing permits to be processed through such that deepwater drilling is certainly starting to pick up here in the Gulf of Mexico.

And there’s a lot of several deepwater rig projects that are about to pick up as we move into the next 12 months, next 18 months, and there’s a bit of a shortage in deepwater US-flagged vessels. The comment at the bottom, in quarter one fiscal ‘13 for us, which is the quarter that just ended in June, about 6% of our vessels and revenue came out of the US Gulf. It’s a relatively small amount. I think that’s going to increase and, overall, on the world basis, inclusive of what was in the US, but also what was outside of the US, we had about 36 US-flagged vessels.

So, as the market improves here, what we can do is actually pick up that equipment that might be working, say, in West Africa or maybe in Brazil, US-flagged deepwater equipment and bring that back to the US. And we do that, really, by the ongoing newbuild programs where we have new deepwater tonnage being built outside of the US. It can free up that Jones Act equipment. So, I think it’s going to allow us to participate in the rebound here.

The good news for us is that the market is for those vessels is good here, getting better, but it’s good elsewhere, too, in the world. So, it’s actually a good position to be in. But we do have some capacity, I think, to move some additional equipment back to the US, as long as the market continues to improve and the economics make sense for us.

And with that, I’ll turn it over to Quinn.

Quinn Fanning:	Thank you, Jeff. Jeff started out his presentation highlighting a couple of different things that we think make the story unique. Number one is our culture of safety and operating excellence. Two is an operating footprint which is unique in its globality. Again, Jeff indicated, we really don’t have a single competitor that we see in every market. And then finally, a view that we have, at least, is that the fundamental backdrop is pretty constructive for continued improvement in the business.

The next piece of what we think is a differentiated story is our very significant investment in the fleet over the last number of years, really beginning in 2000, continuing today, and on into the future.

I think the nature of that investment has changed in the last year and a half or two years in that we were largely replacing older equipment that was falling off the back side and, effectively, replacing revenue and earnings. For the last couple of years, we believe, at least on a through-cycle basis, we have been adding to earnings capacity and the defensive nature of the investment is somewhat in the rear-view mirror at this point. So, we believe we are investing, at this point, in a growing industry or in the recapturing of, perhaps, lost market share over the last 10 years or so.

As I indicated, the investment has been quite substantial, in excess of $4 billion of capital commitments over this decade-long fleet renewal and expansion program. As you see, 90%-plus, 93% in particular, of that investment has been in the OSV space. That’s the anchor handling, towing supply, and PSV categories. That’s about 200 ships, or $3.8 billion. The vast majority of this is operational today, though we do have an order book that we’re delivering, kind of plus or minus five vessels a quarter, and you’ll see that continue over the next couple of years, we believe.

This is the order book today — 26 ships. You can see most of that is incremental exposure to the deepwater PSV space. As Jeff indicated, the rigs that these vessels are largely servicing are DP vessels. There’s no need for anchor handling of a deepwater drill ship or a dynamically positioned semi-submersible.

So, that’s really where we have focused our investment. We have indicated our view over a number of years that the deepwater anchor handling class, that’s the plus-10,000 brake horsepower anchor handlers, seem to be over-built, from our perspective. There is no older equipment that’s falling off the back side that is reestablishing equilibriums.

That is not the case, however, in the towing supply and supply class. That is a sub-10,000 brake horsepower anchor handler, really a towing supply vessel. It’s jackup support and it’s a smaller PSV. For us, I believe that would be 2,800 deadweight tons or less.

But what you are seeing in that class is the older vessels dropping off, as Jeff indicated, that are over 25 or over 30 years old, and so what we’ve been doing is really a two-pronged approach. One is replacing the older tonnage that is falling out of the market with a higher spec vessel. The standard towing supply vessel is now 5,000 brake horsepower, as opposed to 3,000 or 4,000 a number of years ago, and for us, that class is kind of 5,000 to 10,000 brake horsepower anchor handlers, smaller PSVs, and, essentially, it’s a replacement fleet for the aging equipment.

And then there’s a growth market, which is deepwater, which we’ve also been investing heavily in. So, you really see that as our focus, as opposed to the larger anchor handlers.

As you see at the bottom, we have a reasonably modest remaining outflow expected associated with the commitments as of June 30th. However, that is not a static number. We continue to look at new construction and second-hand vessel opportunities. But, as I indicated earlier, that’s more opportunistic than defensive at this point.

We have modified our tactics over time, depending, upon really, the pricing in the second-hand market, and the availability of the equipment that we want. You can see the bars here, blue being acquisition vessels, gold being new construction commitments that Tidewater has made.

What I would ask you to focus on is a couple of different things, really, in the 2010 to 2012 period. While we think of ourselves as a through-cycle investor, we try to be opportunistic. Our focus is on through-cycle economics. We expect to operate a vessel for most of its useful life and when vessel pricing drops, as it did in the financial crisis, we have doubled down on capital commitments, because we believe you can stub your toe in an operating environment and usually recover, however if you make a bad decision on a 25-year asset, you’re going to be wearing that around your neck for a long time.

So, what we’ve tried to do is when asset pricing has gotten frothy, we have backed away from capital commitments, not stopped them altogether, and when asset pricing has been particularly attractive, from our perspective, we have been reasonably forward-leaning in our investment program. Over an eight-quarter run or so, we’ve made $1 billion-plus in capital commitments across 50 ships, and we really think that’s creating the asset base that is going to allow us to optimize the next up-cycle.

Over this, call it 12-year fleet renewal and expansion program, we have largely financed this effort with internally generated funds. This stacked bar chart that you see, the blue is our CapEx. The gold is our regular dividend, which is now $1 a share, a little over a 2% yield, I guess, and then the red would be share buybacks.

And I’d ask you to compare that over time to the black line, which is cash flow from operations. And the message that we would leave you with here is, for the vast majority of this fleet renewal program, we have funded the CapEx through cash flow from operations and disposition proceeds from the older equipment that we have sold. And it’s really kind of fiscal ‘11 and beyond that we have been investing in excess of our operating cash flow, and have become more reliant on external financing.

Now, that isn’t meant to sound ominous. We believe that an appropriate amount of debt is a good thing from a shareholder perspective. We have taken our leverage all the way from zero net debt up to 22% on a net basis today. That is about a third of some of our Norwegian competitors and generally south of where most of the American companies are today, as well.

On a gross basis, you see we’re at 27%, 28%, I guess, because we are sitting on a fair amount of cash on the balance sheet. That is really a function of timing of investments. We don’t feel from a liquidity perspective we need a lot of cash on our balance sheet. We have a multi-year credit facility of $450 million, not a dollar of which is outstanding today, and that’s really our primary liquidity backstop.

From our perspective, we have no great aspirations to return to a zero net debt position. If the market continues to improve, we think the right amount of debt is somewhere in the 25% to 35% zip code.

We’re very comfortable with the debt portfolio we’ve put together over the last couple of years. It’s got an average coupon of 4.2% or 4.3% at this point. At least the financings we’ve done the last couple of years has kind of average life of 9 years. I use a little bit of term debt in the bank market to give us some pre-payment optionality, but we like the debt portfolio and if the market continues to improve, we’ll either continue to invest in iron, because we think that’s a good long-term proposition for shareholders, or we’ll do as we’ve done in the past and repatriate it to shareholders in the form of dividends, buybacks, or special dividends.

As you see in the 2008 period, when asset pricing was frothy, from our perspective, we, again, backed away from capital commitments and bought back $500 million or $600 million of stock in a four-quarter period and we would look at that again. Again, it would be in comparison to incremental investments in iron or investments in adjacent business, which would not be looking for hobbies, as we’ve had in the past. Call it 20 years ago, I guess, we were in the compression business, at one point. We have no aspirations to do that again, but there is the desire to continue to try and create through-cycle margin expansion and through-cycle value.

Again, we have plenty of dry powder at this point in terms of cash on the balance sheet and unused bank capacity, which we will use, as I indicated, to be opportunistic, either on the corporate or fleet acquisition front.

I’ll give you a little historical retrospective. Over the last six years or so. What you see here is really vessel revenue and cash operating margin, which is essentially our gross profit over, call it one and a half or two cycles. You can see in the last cyclical peak, which for us was roughly fiscal ‘09, we were well over $300 million of quarterly revenue. I think we peaked at or averaged, at least, in fiscal ‘09 $174 million in cash operating margin or, in excess of 51%.

Today, we have a very different fleet. If you were to look at comparable equipment in the last cyclical peak, we probably crested in the 62%, 63% gross profit margin percentage. But, I think this will give you a sense for where we are today relative to the last cyclical peaks, and today we’re in kind of spitting distance relative to the $300 million quarterly revenue run rate, again, as compared to that $339 million average in fiscal ‘09, but if you look at margins, we’re looking for milestones as a management team. $300 million is a good number. 50% operating margin is a good number.

Today, we’ve got some wood to chop in terms of recapturing the margins that we saw in the last cyclical peak, and that, obviously, reflects a somewhat different asset base, a more technically sophisticated, higher spec equipment, but we’ve also had labor inflation in certain key markets and other cost pressure, notwithstanding the fact that rates have trended down in the last couple years and really just bottoming and starting to work their way up at this point, we believe.

We added a couple new slides for this presentation, which we hope will give you a better sense of the asset classes that we are most exposed to, and how those are performing over the last number of years. This is where most of our investment has been in the last couple years.

These deepwater PSVs, which you can see averaged last quarter some 55 vessels, I guess. Average day rates in the last quarter were a little over $24,000 a day. We are at, and have been at, for some time, effectively full utilization, given drydock time.

What I ask you to focus on is the delta between the dark blue line and the dotted line and that’s, essentially, the downtime or off-charter time for this class of vessels. And what you’ll see is, that gap is reasonably consistent through time, and represents, more than anything else, downtime between charters and drydock time.

But really, if you know your average vessels and you know your utilization-adjusted day rate, you know your vessel revenue. This is a metric we want our team to focus on, in that it’s a two-part equation of getting high day rates and having high uptime.

But this is something that we use to help us understand trends in the market, and I think what I’d want you to take away for the deepwater PSV space is that we are at or through day rates that we saw in the last cyclical peak. So, this is an asset class that’s leveraged to the floater growth, and it’s one that’s performing pretty well, and, in fact, we’re at or above where we were in the last cyclical peak, and we’ve got a lot of equipment in that space and a lot coming in on a quarter-by-quarter basis.

Now, you’ve heard us talk about the deepwater anchor handling class. This is the plus-10,000 brake horsepower equipment I referenced earlier. We don’t have a lot of exposure to the space. We talk about it a lot because investors want to know about it and this is really a North Sea asset class, more than anything else.

But what’s interesting is the gapping out, occasionally, of the utilization-adjusted day rate relative to the stated day rates. And what you’re seeing over the last couple of quarters is that we’re improving uptime, and, as a result, that gap is shrinking, but we’re nowhere near where we were in terms of peak rates in the last cyclical peak for this asset class. That’s a good news/bad news story, I guess, in terms of utilization improvements, but limited traction in day rates. I guess we see good news, as well, in the fact that we’ve got limited exposure to the space.

And then finally, our towing supply and supply class, where we’ve got a lot of equipment. This is the shallow water jackup support. At times, utilization has been weak, in part because of excess supply coming in to, particularly, the Asian markets.

But what we saw last quarter, really for the first time, is very good traction in terms of utilization. We had a 6-point jump, quarter over quarter, in terms of utilization for this class, but what we have not yet seen, and we believe we are just starting to see, is traction in day rates on this class of equipment where we’ve got a lot of exposure.

So, again, we’re not at peak rates that we saw in fiscal ‘09. We’re at decent rates, from our perspective, and we’re getting to the point that we’ve got pretty good utilization, as well.

So, hopefully, we’ll continue to see traction in the deepwater PSV class, which we’ve seen for a number of quarters now. Again, we’re at cyclical peak or better type rates. We’re starting to see traction in this asset class and, again, we’ve got a little bit of wood to chop in terms of recovering OpEx inflation over the last couple of years, but, by and large, we think things are moving in the right direction.

Where does that take us from here? This is a sensitivity we’ve presented in the past. If you look at our new fleet only again, this is assuming that the older equipment drops off the back side over the next couple of years, we’re at 86.2% utilization of the new fleet, a little over $15,000 a day in day rates.

Ignore everything else and you’ll get $3.50 in earnings out of that fleet. On a stand-alone basis, given our cost structure, that’s roughly $400 million of EBITDA. Give yourself a bump for a 10% improvement in rates, again, across asset classes. This is still just recovering day rate that we lost in the last down cycle. You can see the operating leverage in the business is quite significant. That’s $5.50 in EPS, based on our sensitivity, $500 million-plus of EBITDA.

Another 10% in day rates and effectively full utilization, which we saw kind of quarter-in, quarter-out during the FY ‘09 period, you can see we can get to $8/$9 a share in earnings and nearly $750 million in EBITDA.

You question, then, how realistic is this? The implied operating margin of these number is kind of mid-50s. As I mentioned earlier, we crested at 62%, 63% on the new equipment last cyclical peak.

And if we look in the rear-view mirror, at least, again this is two 10% rate improvements, essentially recapturing call it 90%, 95% of the rate loss over the last couple years, we’re blowing and going.

Look at the last four quarters or so, rates, on average, are up $1,300+ a day, or 10%-plus. So this is not crazy talk and we certainly don’t believe these are peak earnings, but we believe with the existing asset base we have, the order book we have, run rate, CapEx, these are very realistic numbers with the right market backdrop.

Very much appreciate your time and attention. If we can have questions, I guess we’ll do it in the breakout session.

Thanks much.